Exhibit 10.4

SECOND AMENDMENT

TO THE

FIFTH THIRD BANCORP 401(k) SAVINGS PLAN

(January 1, 2015 Restatement)

WHEREAS, Fifth Third Bank (“Fifth Third”) sponsors and maintains the Fifth Third Bancorp 401(k) Savings Plan, as amended and restated effective January 1, 2015 (“Plan”);

WHEREAS, pursuant to the Final Approval Order and Judgment issued July 11, 2016 in connection with the Dudenhoeffer v. Fifth Third Bancorp Settlement Agreement, Fifth Third desires to amend the Plan, effective June 23, 2017, to (i) close the Fifth Third Stock Fund (“Stock Fund”) set forth in Plan section 7.3 to future employee, employer, and rollover contributions; and (ii) prohibit the transfer of any existing Plan account balances into the Stock Fund;

WHEREAS, effective June 23, 2017, Fifth Third desires to amend the Plan further to prohibit reinvestment of dividends attributable to Fifth Third Bancorp common stock in the Stock Fund;

WHEREAS, pursuant to Plan section 12.1(a), Fifth Third reserved the right to amend the Plan at any time; and

WHEREAS, pursuant to Plan section 12.1(b), Fifth Third delegated authority to the Fifth Third Bank Pension, 401(k) and Medical Plans Committee and its Chairman to amend the Plan.

NOW, THEREFORE, effective June 23, 2017, the Plan is hereby amended in the following respects:

1.	Section 1.2 of the Plan is amended by adding the following new sentences at the end:

“Effective June 23, 2017, the Fifth Third Stock Fund shall close (and be frozen) to new investments. As of that date, Participants shall not be permitted to invest, re-invest, or otherwise transfer any amount in or to the Fifth Third Stock Fund.”

2.	Section 7.1(c)(1)(A) of the Plan is amended in its entirety to read as follows:

“(A)    Core Investment Funds.    Each Participant may invest part or all of his Account in such core investment funds made available under the Plan. The Administrator shall direct the Trustee as to the core investment funds to be made available, including the Fifth Third Stock Fund (as defined below); provided that, effective June 23, 2017, the Fifth Third Stock Fund shall close (and be frozen) to new investments. As of that date, Participants shall not be permitted to invest, re-invest, or otherwise transfer any amount in or to the Fifth Third Stock Fund. Dividends paid with respect to shares of Fifth Third Bancorp common stock shall not be reinvested in the Fifth Third Stock Fund.”

3.	Section 7.3(a) of the Plan is amended by adding the following new paragraph at the end:

“Notwithstanding the foregoing, effective June 23, 2017, the Fifth Third Stock Fund shall close (and be frozen) to new investments. As of that date, Participants shall not be permitted to invest, re-invest, or otherwise transfer any amount in or to the Fifth Third Stock Fund. Any Participant who transfers an existing Account balance (or subaccount) from the Fifth Third Stock Fund on or after June 23, 2017, shall not be permitted to reinvest or subsequently transfer any portion of such Account back into the Fifth Third Stock Fund.”

4.	Section 7.3(d) of the Plan is amended by adding the following new sentences at the end:

“Notwithstanding the foregoing, effective June 23, 2017, the Fifth Third Stock Fund shall close (and be frozen) to new investments. As of that date, this election shall no longer apply and dividends paid with respect to shares of Fifth Third Bancorp common stock shall be invested in accordance with the Participant’s chosen investment election or, if none, the Plan’s default investment alternative pursuant to Section 7.1(c)(3).”

5.	Except as otherwise amended herein, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, Fifth Third has caused this amendment to be executed by its duly authorized representative this 18th day of May, 2017.

FIFTH THIRD BANK

By:	/s/ Teresa J. Tanner
Chairperson for the Fifth Third Bank Pension, 401(k) and Medical Plans Committee

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